Exhibit 99.1

News Release

LASALLE HOTEL PROPERTIES CONFIRMS RECEIPT OF PROPOSAL
FROM PEBBLEBROOK HOTEL TRUST

BETHESDA, Md., June 11, 2018 - LaSalle Hotel Properties (NYSE: LHO) (“LaSalle” or the “Company”) today confirmed that it received a proposal from Pebblebrook Hotel Trust (NYSE: PEB) (“Pebblebrook”) on June 11, 2018 to acquire LaSalle in a transaction with consideration of 0.92 common shares of Pebblebrook per common share of LaSalle, with the option for LaSalle shareholders to elect to receive cash up to a maximum of 20% in aggregate of the consideration, subject to pro ration.

As previously announced on May 21, 2018, LaSalle entered into a definitive agreement with affiliates of Blackstone Real Estate Partners VIII, under which Blackstone would acquire all outstanding common shares of beneficial interest of LaSalle for $33.50 per share in an all-cash transaction valued at $4.8 billion (the “Blackstone Merger Agreement”).

In accordance with the terms of the Blackstone Merger Agreement, and in consultation with its financial and legal advisors, the LaSalle Board of Trustees (the “Board”) will carefully review Pebblebrook’s proposal to determine the course of action that it believes is in the best interest of the Company’s shareholders. The Board has not made any determination as to whether Pebblebrook’s proposal constitutes, or could reasonably be expected to lead to, a superior proposal under the terms of the Blackstone Merger Agreement. The Board expects to respond to Pebblebrook’s proposal in due course.

LaSalle shareholders are advised to take no action at this time.

Citigroup Global Markets Inc. and Goldman Sachs & Co. LLC are acting as financial advisors to LaSalle and Goodwin Procter LLP and DLA Piper LLP (US) are acting as legal counsel.

About LaSalle Hotel Properties

LaSalle Hotel Properties is a leading multi-operator real estate investment trust. The Company owns 41 properties, which are upscale, full-service hotels, totaling approximately 10,400 guest rooms in 11 markets in seven states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale, full service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging groups, including Access Hotels & Resorts, Accor, Benchmark Hospitality, Davidson Hotel Company, Evolution Hospitality, HEI Hotels & Resorts, Highgate Hotels, Hilton, Hyatt Hotels Corporation, IHG, JRK Hotel Group, Inc., Marriott International, Noble House Hotels & Resorts, Outrigger Lodging Services, Provenance Hotels, Two Roads Hospitality, and Viceroy Hotel Group.

Additional Information about the Proposed Merger and Where to Find It

This communication relates to the proposed merger transaction involving the Company. In connection with the proposed merger, the Company will file relevant materials with the SEC, including a proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or for any other document that the Company may file with the SEC and send to the Company’s shareholders in connection with the proposed transactions. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT

INFORMATION. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed by the Company with the SEC will be available free of charge on the Company’s website at www.lasallehotels.com, or by contacting the Company’s Investor Relations Department at (301) 941- 1500. The Company and its trustees and certain of its executive officers may be considered participants in the solicitation of proxies with respect to the proposed transactions under the rules of the SEC. Information about the trustees and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on February 20, 2018, its proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on March 22, 2018 and in subsequent documents filed with the SEC. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the Proxy Statement and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words “will,” "believe," "expect," "intend," "anticipate," "estimate," "project," “may,” “plan,” “seek,” “should,” or similar expressions. Forward-looking statements in this press release include, among others, statements about the Company’s review of the Pebblebrook unsolicited proposal. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) uncertainties regarding future actions that may be taken by Pebblebrook in furtherance of its unsolicited proposal, (ii) risks associated with the hotel industry, including competition for guests and meetings from other hotels and alternative lodging companies, increases in wages, energy costs and other operating costs, potential unionization or union disruption, actual or threatened terrorist attacks, any type of flu or disease-related pandemic and downturns in general and local economic conditions, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (v) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act of 1990, as amended, and similar laws, (vi) interest rate increases, (vii) the possible failure of the Company to maintain its qualification as a REIT and the risk of changes in laws affecting REITs, (viii) the possibility of uninsured losses, (ix) risks associated with redevelopment and repositioning projects, including delays and cost overruns, (x) the risk of a material failure, inadequacy, interruption or security failure of the Company’s or the hotel managers’ information technology networks and systems, and (xi) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
Contacts:
Kenneth G. Fuller or Max D. Leinweber
LaSalle Hotel Properties
301/941-1500
or

Scott Winter / Jonathan Salzberger
Innisfree M&A Incorporated
212/750-5833

Media:
Joele Frank, Wilkinson Brimmer Katcher
Meaghan Repko / Andrew Siegel
212/355-4449

For additional information or to receive press releases via e-mail, please visit our website at http://www.lasallehotels.com/